Exhibit 99.1
    NEWS RELEASE

For more information, contact:
Allen Muhich
Chief Financial Officer
503-615-1616
allen.muhich@radisys.com

HILLSBORO, OR - June 20, 2014 - Radisys Corporation (“Radisys”) (NASDAQ: RSYS), a market leader providing wireless infrastructure solutions for telecom, aerospace and defense applications, announced today that it is deeply saddened by the passing of Kevin C. Melia, a veteran independent director who had served in that capacity since July 2003. Mr. Melia was an integral member of Radisys’ Board of Directors and served on the company’s audit committee and as chairman of the company’s compensation and development committee.

Scott Gibson, Radisys’ Chairman of the Board of Directors commented, “Kevin served as an integral part of this company’s Board of Directors for over a decade. He maintained a keen focus on the strategic and operational issues for the company, while at the same time never ceasing to champion the interests of shareholders. More important than Kevin’s wise counsel, however, is that he was a valued friend of our company. The entire Radisys team extends its deepest sympathies to his family.”

Radisys will not backfill Mr. Melia’s board seat and therefore effective today the Radisys board will consist of five independent directors plus Brian Bronson, Radisys’ President and Chief Executive Officer. As a result of Mr. Melia’s passing, the Board of Directors has appointed Lorene K. Steffes to serve on the audit committee and to serve as chairperson of the compensation and development committee.

About Radisys
Radisys (NASDAQ: RSYS) is a market leader enabling wireless infrastructure solutions for telecom, aerospace, and defense applications. Radisys' market-leading ATCA, MRF (Media Resource Function), COM Express, and Network Appliance platforms coupled with Trillium Software and services enable customers to bring high-value products and services to market faster with lower investment and risk.

Radisys® and Trillium® are registered trademarks of Radisys.

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